SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 7, 2005

Taylor Madison Corp.

(Exact name of registrant as specified in Charter)

Florida	001-15034	01-0656115
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

5422 Carrier Drive, Suite 306, Orlando, Florida 32819

(Address of Principal Executive Offices)(Zip Code)

(407) 354-1222

(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into (Amendment of) a Material Definitive Agreement

On June 7, 2005, at a mediation conference, Telzuit Technologies, Inc., an active Florida corporation organized on April 15, 2005 (P05000056739) (“New Telzuit”), Telzuit Technologies, LLC, Stephan V. Kroecker, and Bernadette E. Kroecker entered into a settlement agreement (the “Mediation Agreement”), which amends that certain Assignment of Rights Agreement dated April 16, 2001 (the “Assignment of Rights Agreement”), by and between Telzuit Technologies, LLC, as successor by merger to Telzuit Technologies, Inc., an inactive Florida corporation organized on April 1, 2000 (P00000034717), and Stephan V. Kroecker.

Pursuant to the terms of the Assignment of Rights Agreement, Stephan V. Kroecker, as inventor and designer of the Independence Unit and its Accessories (collectively, the “Unit”), had transferred all rights to the Unit in exchange for the sum of Four Hundred Fifty Thousand Dollars ($450,000), payable at the rate of Six Dollars ($6.00) per unit sold (the “Purchase Sum”), plus a royalty fee of Three Dollars per unit sold (the “Royalty Fee”), said Royalty Fee to remain in effect for the life of the Unit and subsequent “next product generations” (modifications of the Unit).

Pursuant to the terms of the Mediation Agreement, Telzuit Technologies, LLC and New Telzuit are released from making any payments under the Assignment of Rights Agreement, including payment of the Purchase Sum and Royalty Fee (as such terms are defined above), in exchange for Telzuit Technologies, LLC and New Telzuit agreeing to pay $100,000 in the aggregate, payable in four equal installments. The first payment of $25,000 was paid on June 10, 2005.

A copy of the Assignment of Rights Agreement is attached hereto as Exhibit 10.1, and a copy of the Mediation Agreement is attached hereto as Exhibit 10.2.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 7, 2005, at a mediation conference, New Telzuit, Telzuit Technologies, LLC, Stephan V. Kroecker, and Bernadette E. Kroecker entered into a settlement agreement (the “Mediation Agreement”), which, among other matters, amends that certain Assignment of Rights Agreement dated April 16, 2001 (the “Assignment of Rights Agreement”), by and between Telzuit Technologies, LLC, as successor by merger to Telzuit Technologies, Inc., an inactive Florida corporation organized on April 1, 2000 (P00000034717), and Stephan V. Kroecker. Pursuant to the terms of the Mediation Agreement, Telzuit Technologies, LLC and New Telzuit are released from making any payments under the Assignment of Rights Agreement, including payment of the Purchase Sum and Royalty Fee, in exchange for Telzuit Technologies, LLC and New Telzuit agreeing to pay, in the aggregate, $100,000, payable in four equal installments on June 12, 2005, August 1, 2005, October 1, 2005, and December 1, 2005, to Stephan V. Kroecker and Bernadette E. Kroecker.

ITEM 8.01 OTHER EVENTS

Focused Strategies, Inc. v. Telzuit Technologies, LLC and Telzuit Technologies, Inc. On June 8, 2005, Focused Strategies, Inc. filed a Complaint for Damages and Declaratory Relief in the Circuit Court of the Ninth Judicial Circuit in and for Orange County, Florida, entitled Focused Strategies, Inc. v. Telzuit Technologies, LLC and Telzuit Technologies, Inc., Case No. 48-2005-CA-004920-O.

In the complaint, Focused Strategies, Inc. seeks damages of $818,678 from Telzuit Technologies, LLC for alleged violation of an Engagement Agreement entered into on March 16, 2001. Telzuit Technologies, LLC is a Florida limited liability company which owns a majority of the issued and outstanding capital stock of Taylor Madison Corp. In addition, Focused Strategies, Inc. requests declaratory relief seeking (a) a determination as to the current ownership of Telzuit Technologies, LLC, (b) a determination as to the controlling ownership group of Telzuit Technologies, LLC, and (c) a determination as to the validity of the Share Exchange, dated May 6, 2005, between Telzuit Technologies, LLC, Taylor Madison Corp., et. al., providing for the transfer of all of the issued and outstanding capital stock of Telzuit Technologies, Inc. to Taylor Madison Corp. in exchange for capital stock of Taylor Madison.

The management of Telzuit Technologies, LLC, Telzuit Technologies, Inc., and Taylor Madison Corp. believe that Focused Strategies, Inc.’s claims are not substantiated by the facts and intend to defend their positions vigorously. Additionally, the law firm of Snyderburn, Rishoi & Swann has been retained by the parties to represent their interests in the lawsuit. In addition to asserting a number of defenses in response to the allegations made in the complaint, the Telzuit entities intend to prepare and file counter-claims and third party claims against Focused Strategies, Inc., Rick Krampe, the former Chief Executive Officer of Telzuit Technologies, LLC and other possible Krampe affiliates. These claims shall seek, in part, the cancellation of certain Class A Units of Membership Interests held by Focused Strategies, Inc. and damages of an undetermined amount against Focused Strategies, Inc., Mr. Krampe and possible other Krampe affiliates for the misappropriation and waste of corporate funds and securities.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Assignment of Rights Agreement, dated April 16, 2001, by and between Telzuit Technologies, Inc. and Stephan V. Kroecker

10.2	Mediation Agreement, dated June 7, 2005, by and among Telzuit Technologies, Inc., Telzuit Technologies, LLC, Stephan V. Kroecker and Bernadette E. Kroecker.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2005	By:	/s/ Donald Sproat
Donald Sproat
President and
Chief Financial Officer